UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 7

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2016

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14064 (Commission File Number)	11-2408943 (IRS Employer Identification No.)

767 Fifth Avenue, New York, New York (Address of principal executive offices)	10153 (Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	EL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Estée Lauder Companies Inc. (the “Company”) is filing this Form 8-K/A to provide additional information regarding Leading Beauty Forward (“LBF” or the “Program”), a multi-year initiative previously disclosed by the Company.

The Company’s initial Form 8-K concerning LBF, filed on May 3, 2016, noted (i) that LBF is expected to include a number of initiatives, (ii) the range of total estimated restructuring and other charges to implement those initiatives through fiscal 2021 and (iii) that the Company was unable to determine the estimated amount or range of amounts to be incurred by major cost type or the future cash expenditures pursuant to LBF.  The Company has since disclosed information about specific initiatives approved under LBF, including in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed on May 1, 2019; that report noted that inclusive of approvals from inception through March 31, 2019, the Company estimated that LBF may result in related restructuring and other charges totaling between $900 million and $950 million, before taxes.

This Form 8-K/A provides information about specific initiatives approved since March 31, 2019.  After reviewing additional potential initiatives and the progress of previously approved initiatives under LBF that are being implemented, the Company has revised its estimates for cost approvals under the Program.  Inclusive of approvals from inception through June 10, 2019, the Company now estimates that LBF may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives.

Between April 1, 2019 and June 10, 2019, the Company continued to approve initiatives under LBF to enhance its go-to-market support structures and to optimize select corporate functions, including supply chain.  These actions will result in a net reduction of the workforce, which includes position eliminations, the re-leveling of certain positions and an investment in new capabilities.  The Company also approved consulting and other professional services primarily related to the implementation and integration of new processes and technologies, temporary labor backfill and recruitment related to the new capabilities.  In addition, the Company approved other charges to support the LBF Project Management Office, consisting of internal and external resources that are intended to further drive project integration, organizational design capabilities and change management throughout the organization.  Once the relevant accounting criteria have been met, the Company expects to record restructuring and other charges of approximately $205 million (before tax) in connection with these initiatives, which are expected to result in future cash expenditures.

Of the $950 million to $990 million restructuring and other charges expected to be incurred in connection with LBF, total cumulative charges approved by the Company through June 10, 2019, some of which were recorded during fiscal 2019, 2018, 2017 and 2016, were:

	Sales Returns (included		Operating Expenses
(In millions)	in Net Sales)	Cost of Sales	Restructuring Charges	Other Charges	Total
Approval Period
Fiscal 2016	$4	$28	$87	$71	$190
Fiscal 2017	11	10	132	118	271
Fiscal 2018	—	24	166	68	258
Nine months ended March 31, 2019	—	23	34	44	101
April 1, 2019 — June 10, 2019	—	10	134	61	205
Adjustments through June 10, 2019	(1)	(7)	(52)	(4)	(64)
Cumulative through June 10, 2019	$14	$88	$501	$358	$961

Included in the above table, cumulative restructuring initiatives approved by the Company through June 10, 2019 by major cost type were:

(In millions)	Employee- Related Costs	Asset- Related Costs	Contract Terminations	Other Exit Costs	Total
Approval Period
Fiscal 2016	$75	$3	$5	$4	$87
Fiscal 2017	126	1	—	5	132
Fiscal 2018	161	—	1	4	166
Nine months ended March 31, 2019	32	1	—	1	34
April 1, 2019 — June 10, 2019	109	2	21	2	134
Adjustments through June 10, 2019	(47)	—	(3)	(2)	(52)
Cumulative through June 10, 2019	$456	$7	$24	$14	$501

As initiatives under LBF progress through implementation, the Company has identified certain costs that were approved but will not be incurred.  These costs, reflected as adjustments to the cumulative approved restructuring and other charges presented above, were primarily related to estimated employee-related costs for certain employees who either resigned or transferred to other existing positions within the Company.

The Company anticipates making additional disclosures, including in its Annual Report on Form 10-K for the fiscal year ending June 30, 2019, in connection with initiatives associated with LBF that individually or collectively are determined to be significant.  Such disclosures would be filed after the Company is able to make good faith determinations of the estimated amount or range of amounts by each major type of cost and future cash expenditures relating to such initiatives.

The forward-looking statements contained herein, including those relating to our expectations regarding charges, involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, actions by retailers, suppliers and consumers, competition, the Company’s ability to successfully implement its long-term strategic plan and those factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date:	June 13, 2019	By:	/s/ TRACEY T. TRAVIS
Tracey T. Travis
Executive Vice President
and Chief Financial Officer
(Principal Financial and Accounting Officer)